Exhibit 2

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

21 August 2023

WESTPAC 3Q23 CAPITAL, FUNDING AND ASSET QUALITY UPDATE

Following is Westpac's 3Q23 slides covering capital, funding and asset quality, for the three months ended 30 June 2023.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

FOR THE 3 MONTHS ENDED 30 JUNE 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 This document should be read in conjunction with Westpac’s June 2023 Pillar 3 Report. Content principally covers and compares the 3Q23 and 1H23 quarterly average periods unless otherwise stated. All amounts are in Australian dollars. 3Q23 Capital, Credit Quality and Funding Update

3Q23 summary. Summary • Stressed assets to TCE4 1.16%, up 6bps • Mortgage 90+ day delinquencies: - Australia 0.80%, up 7bps - New Zealand 0.32%, up 3bps • CAP5 to credit RWA 137bps, up 4bps • Impairment charge of $275m - IAP6 charge of $19m mainly from a single exposure - CAP charge of $256m mainly due to write-offs, portfolio movements and forward looking economic forecasts Strong capital position Credit quality resilient - well provisioned, modest increase in stress • CET11 capital ratio of 11.86%, above target operating range2 • RWA3 up $7.1bn or 1.6% • LCR7 at 138%, up 3 ppts • NSFR8 at 118%, down 1 ppt • Deposit to loan ratio 84.1%, up 0.4 ppts • Well progressed on wholesale funding plans 2 Westpac Group 3Q23 Capital, Credit Quality and Funding Update 1 Level 2 common equity tier 1 (CET1). 2 Target operating range is 11.0-11.5%. 3 Risk weighted assets (RWA). 4 Total committed exposure (TCE). 5 Collectively assessed provisions (CAP). 6 Individually assessed provisions (IAP) includes new IAPs, write-backs and recoveries. 7 Liquidity coverage ratio (LCR). 8 Net stable funding ratio (NSFR). Strong funding and liquidity

Capital

CET1 capital ratio 11.86%.

Level 2 CET1 capital ratio movements (%)


RWA details on page 4
12.28
0.37
(0.53)
(0.21)
(0.04)
(0.01)
11.86
Mar-23
Net profit excluding Notable Items
1H23 dividend
RWA excluding FX
Capital deductions and other items
FX translation impacts
Jun-23

Key capital ratios (%)	Jun-22	Mar-23	Jun-23
Level 2 CET1 capital ratio	10.8	12.3	**11.9**
Additional Tier 1 capital ratio	2.0	2.2	**2.2**
Tier 1 capital ratio	12.8	14.5	**14.0**
Tier 2 capital ratio[1]	4.4	5.3	**5.7**
Total regulatory capital ratio	17.2	19.8	**19.7**
Risk weighted assets (RWA) ($bn)	478	453	**460**
Leverage ratio	5.4	5.5	**5.4**
Level 1 CET1 capital ratio	10.6	12.5	**12.0**
Internationally comparable ratios[2]			
Leverage ratio (internationally comparable)	5.8	5.9	**5.8**
CET1 capital ratio (internationally comparable)	17.1	18.1	**17.9**

1 The 30 June 2023 Tier 2 capital ratio is 5.7%. This reflects issuance of A$2.9 billion and redemptions of A$0.9 billion in June 2023. The net impact of these transactions was an increase in total capital of approximately 43bps. 2 Internationally comparable methodology references the ABA study on the comparability of APRA's new capital framework and finalised reform released on 10 March 2023. The internationally comparable ratios for June 2022 reference APRA's study titled 'International Capital Comparison Study' dated 13 July 2015.

3 Westpac Group 3Q23 Capital, Credit Quality and Funding Update

340.6 1.9 1.2 (0.2) (0.7) 342.8 Mar-23 Lending Credit quality Counterparty credit and mark-to-market risk FX translation Jun-23 452.9 2.2 7.9 460.0 (0.6) (1.5) (0.9) Mar-23 Credit Market IRRBB Operational Other Jun-23 Risk weighted assets movements. 4 Risk weighted assets (RWA) ($bn) • RWA up $7.1bn or 1.6%: - Credit RWA increased due to loan growth and modest credit deterioration - IRRBB1 RWA increased $7.9bn due to an increase in the regulatory embedded loss from higher interest rates and ongoing model changes of $2.5bn Movement in credit risk weighted assets ($bn) IRRBB RWA ($bn) Capital Up $2.2bn or 0.6% 12 27 43 43 44 35 43 1.28 2.60 3.63 4.05 4.04 3.41 4.32 Dec-21 Mar-22 Jun-22 Sep-22 Dec-22 Mar-23 Jun-23 3y Swap rate (%) Up $7.1bn or 1.6% Westpac Group 3Q23 Capital, Credit Quality and Funding Update 1 Interest rate risk in the banking book (IRRBB).

Provisioning

Provision coverage.

Total impairment provisions[1] ($m)


Overlay
Stage 1 CAP
Stage 2 CAP
Stage 3 CAP
Stage 3 IAP
4,635
4,792
4,923
5,098
700
845
1,691
947
452
706
870
1,837
981
398
720
830
1,980
1,011
382
647
809
2,200
1,035
407
Sep-22
Dec-22
Mar-23
Jun-23
NZ overlays reduced:
- Mortgage risks now covered by modelled CAP
- Weather overlay reduced
Stage 2 CAP increased:
- Modest deterioration in credit quality
- NZ mortgage model change
- Updated Westpac economics forecasts, largely impacting business lending
Mostly driven by a single name in manufacturing

Provision coverage

	Sep-22	Dec-22	Mar-23	Jun-23
Provisions to credit RWA[2]	128bps	132bps	145bps	**149bps**
CAP to credit RWA[2]	116bps	121bps	133bps	**137bps**
Provisions to TCE	39bps	40bps	40bps	**42bps**
Impaired provisions to impaired assets	48%	44%	43%	**46%**

Forecasts used in economic scenarios

Forecasts for base case economic scenario[3]	**Base case**		**Downside**
	2023	**2024**	**Trough / peak[4]**
GDP growth	0.6%	1.0%	(6%)
Unemployment	4.4%	5.3%	11%
Residential property prices	0.9%	5.1%	(27%)
Commercial property prices	(12.7%)	3.2%	(32%)

1 Includes provisions for debt securities. 2 Data from March 2023 onwards reflects the adoption of APRA's revised capital framework. Prior periods have not been restated. 3 Forecast provided by Westpac Economics at 16 June 2023. 4 These key economic indicators represent trough or peak values that characterise the scenarios considered in setting downside severity. Residential and commercial forecasts represent cumulative reduction over a two-year period.

5 Westpac Group 3Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

1.50 0.80 0.67 0.0 1.0 2.0 3.0 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22 Jun-23 30+ day delinquencies 90+ day delinquencies 90+ excl. 6m serviceability 0.26 0.19 0.13 0.12 0.12 0.80 0.68 0.51 0.55 0.58 0.85 0.49 0.43 0.43 0.46 1.91 1.36 1.07 1.10 1.16 Sep-20 Sep-21 Sep-22 Mar-23 Jun-23 Watchlist & substandard Non-performing, not impaired Impaired Stressed exposures and delinquencies. 6 1 Excludes accounts reported as 90+ delinquent during the 6 month serviceability period after a hardship arrangement has ended. 2 Portfolio has been in run off since March 2022. Credit quality Australian consumer finance 90+ delinquencies (%) Westpac Group 3Q23 Capital, Credit Quality and Funding Update Stressed exposures as a % of TCE Australian mortgage delinquencies (%) 0.69 2.79 3.02 0.0 1.0 2.0 3.0 4.0 5.0 Jun-19 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22 Jun-23 Credit cards Personal loans Auto loans (consumer - portfolio in run off) COVID-19 deferrals 1 2

0.0 2.0 4.0 6.0 8.0 10.0 Finance & insurance Property Wholesale & retail trade Services Manufacturing Agriculture, forestry & fishing Property & business services Utilities Transport & storage Construction Accommodation cafes & restaurants Mining Sep-22 Mar-23 Jun-23 Exposure and credit quality by sector Sector Finance & Insurance1 Property2 Wholesale & retail trade Services3 Manufacturing Agriculture, forestry & fishing Property & business services Utilities Transport & storage Construction4 Accomm, cafes & restaurants Mining TCE ($bn) Jun-23 209.0 79.1 28.9 25.5 24.7 24.0 22.0 17.2 16.7 12.1 10.3 8.0 Mar-23 205.6 78.8 29.0 23.7 24.2 23.9 22.0 16.9 17.3 11.9 10.2 8.7 Stressed (%) 5,6 Jun-23 0.1 2.5 3.5 2.6 3.1 4.4 3.0 0.1 1.4 7.6 4.6 2.1 Mar-23 0.1 2.4 3.2 2.8 3.0 4.1 3.1 0.1 1.4 6.2 4.8 2.4 Impaired (%) 6 Jun-23 0.0 0.1 0.5 0.3 0.6 0.2 0.5 0.0 0.1 0.6 0.4 0.1 Mar-23 0.0 0.1 0.6 0.4 0.5 0.3 0.6 0.0 0.2 0.8 0.6 0.1 Credit quality across sectors. 1 Finance and insurance includes banks, non-banks, insurance companies and other firms providing services to the finance and insurance sectors. Includes assets held for liquidity portfolio. 2 Property includes both residential and non-residential property investors and developers and excludes real estate agents. 3 Services includes education, health & community services, cultural & recreational and personal & other services. 4 Construction includes building and non-building construction, and industries serving the construction sector. 5 Includes impaired exposures. 6 Percentage of portfolio TCE. 7 Corporate and business stressed exposures by industry sector (%) Credit quality Due to downgrade of a single name to watchlist Westpac Group 3Q23 Capital, Credit Quality and Funding Update Reflecting downgrades of a small number of exposures

Australian mortgage portfolio composition.

Mortgage credit quality

Australian mortgage portfolio	Sep-22 balance	Mar-23 balance	Jun-23 balance
Total portfolio ($bn)	467.6	472.7	**478.4**
Owner occupied (OO) (%)	65.8	66.4	**66.7**
Investment property loans (IPL) (%)	32.6	32.2	**31.9**
Portfolio loan/line of credit (LOC) (%)	1.6	1.4	**1.4**
Variable rate / Fixed rate (%)	63/37	67/33	**71/29**
Interest only (I/O) (%)	13.5	13.3	**13.1**
Proprietary channel (%)	51.8	51.5	**51.4**
First home buyer (%)	10.1	9.6	**9.4**
Mortgage insured (%)	14.7	14.2	**13.7**
	Sep-22	**Mar-23**	**Jun-23**
Average loan size[1] ($'000)	286	292	**297**
Customers ahead on repayments including offset account balances (%)			
By accounts	74	74	**74**
By balances	68	69	**69**
Mortgage losses net of insurance[2] ($m)	2	11	**9**
Annual mortgage loss rate[3] (bps)	0.6	0.5	**0.6**
Hardship balances (% of portfolio)	0.53	0.50	**0.60**

Australian mortgage portfolio by product and repayment type (%)



Sep-22 Mar-23 Jun-23
2 2 2
10 10 10
22 22 22
3 3 3
63 64 64
LOC
IPL-I/O
IPL-P&I
OO-I/O
OO-P&I

Chart does not add to 100 due to rounding

Australian fixed rate mortgage expiry schedule ($bn)



Expired
Yet to expire
19
20
19
52
25
27
40
29
21
11
8
1H22
2H22
1H23
2H23
1H24
2H24
1H25
2H25
>Sep-25

1 Includes amortisation. Calculated at account level, where split loans represent more than one account. 2 Mortgage loss rates for Jun-23 are for the 3 months ending. Mortgage losses for Sep-22 and Mar-23 are for the 6 months ending. 3 Mortgage loss rates for Jun-23 balances are annualised, based on losses for the 9 months to June 2023. Mortgage loss rates for Mar-23 are annualised, based on losses for the 6 months to March 2023. Mortgage loss rates for Sep-22 are actual losses for the 12 months ending 30 September 2023.

8 Westpac Group 3Q23 Capital, Credit Quality and Funding Update

Australian mortgage portfolio buffers.

Mortgage credit quality

- Equity position for existing loans remain strong:
  - 0.6% of loans in negative equity, down from 0.8% at Mar-23
  - Loan-to-value ratios have improved, supported by recovery in house prices
- Customers ahead on repayments little changed over 3Q23:
  - 31% of accounts more than 2 years ahead (21% of balances)
- Offset account balances continue to provide an important buffer to mortgage customers

Australian home loan customers ahead on repayments[2] (% by accounts)


Sep-22
Mar-23
Jun-23
1 1 1
25 25 24
15 16 16
15 15 15
12 12 12
33 32 31
Behind
On time
< 1 mth
< 6mths
> 6 mths < 2 yrs
> 2yrs

Chart may not add due to rounding

Australian housing loan-to-value ratios (LVR) (%)


LVR at origination
Dynamic LVR[1] at Mar-23
Dynamic LVR[1] at Jun-23
21 62 62
16 15 15
43 13 13
12 7 7
6 2 1
1 0.7 0.6
N/A 0.8 0.6
0<=60
60<=70
70<=80
80<=90
90<=95
95<=100
>100

Offset account balances[3] ($bn)


Linked to I/O mortgages
Linked to P&I mortgages
39 39 40 41 42 46 48 51 53 53 54 53
Mar-18
Mar-19
Mar-20
Mar-21
Mar-22
Mar-23
Jun-23

1 Dynamic LVR is the loan-to-value ratio taking into account the current loan balance, changes in security value, offset account balances and other loan adjustments. Property valuation source: CoreLogic. 2 Customer loans ahead on payments exclude equity/line of credit products as there are no scheduled principal payments. Includes mortgage offset accounts. 'Behind' is more than 30 days past due. 'On time' include up to 30 days past due. 3 Includes RAMS from Sep-20 onwards.

9 Westpac Group 3Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

52% 21% 19% 5% 2% 0<=60 60<=70 70<=80 80<=90 90+ New Zealand credit quality. New Zealand credit quality 10 Westpac Group 3Q23 Capital, Credit Quality and Funding Update 1 LVR based on current exposure and property valuation at the latest credit event. 0.3 0.2 0.1 0.1 0.1 0.1 0.2 0.2 0.3 0.4 2.2 1.6 1.3 1.9 2.0 2.6 2.0 1.5 2.2 2.4 Sep-20 Sep-21 Sep-22 Mar-23 Jun-23 Impaired Non-performing, not impaired Watchlist & substandard Mortgage delinquencies (%) Unsecured Consumer delinquencies (%) 1.04 2.15 0.0 1.0 2.0 3.0 4.0 5.0 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22 Jun-23 90+ day past due 30+day past due 0.32 0.69 0.0 0.2 0.4 0.6 0.8 1.0 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22 Jun-23 90+ day past due 30+ day past due Business stressed exposures to business TCE (%) Mortgage portfolio LVR1 (% of portfolio) 93% of mortgage portfolio has an LVR less than 80% Chart may not add due to rounding Chart may not add due to rounding

Funding and liquidity.

Funding and liquidity

Key funding and liquidity measures


Liquidity coverage ratio (%)
Quarterly average
130
135
138
Jun-22
Mar-23
Jun-23
Regulatory requirement 100%

- High levels of liquidity maintained; increase in average HQLA over the quarter and a small decrease in net cash outflows


Net stable funding ratio (%)
123
119
118
Jun-22
Mar-23
Jun-23

- NSFR returning to pre-COVID operating levels; increase in required stable funding reflects upcoming TFF maturities


Customer deposits to net loans ratio (%)
83.1
83.7
84.1
Jun-22
Mar-23
Jun-23

- Maintaining good growth in customer deposits, in particular household deposits

Term debt issuance and maturity profile[1] ($bn)


Covered bond
Senior & Securitisation
Term Funding Facility (Aus)
Additional Tier 1 capital
Tier 2 capital
Funding for Lending Programme (NZ)
Issuance
Maturities
32
34
31
35
43
29
15
14
41
12
33
27
24
24
27
FY18
FY19
FY20
FY21
FY22
FY23 YTD
FY23 remaining
FY24
FY25
FY26
FY27
FY28
>FY28

Term debt issuance by program (%, financial year to date)


11
3
32
55
Senior
Covered bonds
RMBS
Tier 2 capital

Chart does not add due to rounding

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Perpetual sub-debt has been included in >FY28 maturity bucket, however Westpac has announced an intention to redeem on 29 September 2023. Maturities exclude securitisation amortisation.

11 Westpac Group 3Q23 Capital, Credit Quality and Funding Update

Investor Relations Team.

Contact us

Justin McCarthy
General Manager, Investor Relations

Jacqueline Boddy
Head of Debt Investor Relations

Andrea Jaehne
Head of Investor Relations, Ratings Agencies and Analysis

Catherine Garcia
Head of Investor Relations, Institutional

Rebecca Plackett
Head of Corporate Reporting and ESG

James Wibberley
Manager, Investor Relations

Arthur Petratos
Manager, Shareholder Services

Nathan Fontyne
Graduate, Investor Relations


INVESTOR CENTRE

Investor Relations Contact

For all matters relating to Westpac's strategy, performance and results

+61 2 9178 2977

investorrelations@westpac.com.au

westpac.com.au/investorcentre

Share Registry Contact

For all shareholding enquiries relating to:

- Address details and communication preferences
- Updating bank account details, and participation in the dividend reinvestment plan

1800 804 255

westpac@linkmarketservices.com.au

investorcentre.linkmarketservices.com.au

12 Westpac Group 3Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

Disclaimer. The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’, or other similar words to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon us. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this presentation. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this presentation. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk factors' in our 2023 Interim Financial Results Announcement available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements contained in this presentation, whether from new information, future events, conditions or otherwise, after the date of this presentation. Disclaimer 13 Westpac Group 3Q23 Capital, Credit Quality and Funding Update